PRIME BANCORP, INC.
                             7111 VALLEY GREEN ROAD
                           FORT WASHINGTON, PA 19034

                            ------------------------
                                     NOTICE
                                       OF
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 23, 1997
                            ------------------------

     NOTICE IS HEREBY GIVEN THAT the 1997 Annual Meeting of Shareholders of Prime Bancorp, Inc. will be held in the main ballroom at the Sandy Run Country Club, 200 E. Valley Green Road, Oreland, Pennsylvania, 19075 on April 23, 1997, at 10:30 A.M. for the following purposes, all of which are more completely described in the accompanying proxy statement.

          1. To elect four directors for a term of office to expire in 2000.

          2. To ratify the appointment of KPMG Peat Marwick LLP as Prime Bancorp, Inc.'s independent auditors for the current fiscal year.

          3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Shareholders of record at the close of business on March 24, 1997 are entitled to notice of and to vote at the Annual Meeting.

     A complete list of shareholders entitled to vote at the meeting shall be available for examination by any shareholder, for any purpose germane to the meeting, at Prime Bank during normal business hours from March 31, 1997 until the commencement of the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JOSEPH A. FLUEHR, III
                                          --------------------------------
                                          JOSEPH A. FLUEHR, III
                                          SECRETARY

March 24, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO EXECUTE, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                              PRIME BANCORP, INC.
                             7111 VALLEY GREEN ROAD
                           FORT WASHINGTON, PA 19034
                                 (215) 836-2400

                      ------------------------------------
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                      ------------------------------------

     This proxy statement, which together with the accompanying proxy card is first being mailed to shareholders on or about March 24, 1997, is furnished to the shareholders of Prime Bancorp, Inc., a Pennsylvania corporation, (the "Company") in connection with the solicitation of proxies by the Company for use in voting at the 1997 Annual Meeting of Shareholders (including any adjournment or postponement thereof).

     Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed in accordance with the instructions thereon. Any proxy not so directing to the contrary will be voted
(i) for the Company's nominees as directors and (ii) for ratification of the appointment of KPMG Peat Marwick. Delivery of a signed proxy will not affect any shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by giving notice to the Secretary of the Company, or by executing and delivering a later dated proxy.

     The cost of this solicitation will be borne by the Company. The Company has retained the services of American Stock Transfer and Trust Company to assist in the solicitation of proxies, which the company charges a fee of $500.00 per month, plus out of pocket expenses, for its services which include transfer agent, registrar, dividend reinvestment and proxy solicitation services. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph, telecopier or other electronic means by directors, officers or employees of the Company or Prime Bank or First Sterling Bank. Such persons will receive no additional compensation for their solicitation efforts. The Company, on request, will reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

     The securities which may be voted at the Annual Meeting consist of shares of common stock of Prime Bancorp, Inc., par value $1.00 per share. Pursuant to approval of the shareholders of the Company's predecessor, on December 31, 1996, the Company became a Pennsylvania corporation and also mergered with First Sterling Bancorp, Inc. to complete the acquisition of First Sterling Bank. The Company was the surviving entity as a result of these mergers and now has the legal name "Prime Bancorp, Inc."

                         RECORD DATE AND VOTING RIGHTS

     The record date for the determination of shareholders entitled to receive notice of and to vote at the meeting is the close of business on March 24, 1997. At the close of business on February 28, 1997, the Company's outstanding voting securities consisted of 5,380,990 shares of common stock, (the "Common Stock"). Shareholders are entitled to one vote per share on all matters properly brought before the meeting, including the election of directors. The Articles of Incorporation of the Company do not provide for cumulative voting in connection with the election of directors.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The Company does not know of any person or group that is the beneficial owner of more than five percent of the outstanding Common Stock, except as indicated herein. The following table reflects as of February 28, 1997 the Common Stock beneficially owned by beneficial owners of more than five percent of the outstanding common stock, directors and all officers and directors as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Stock owned by him or her.

                                                                             AMOUNT
                                                                           AND NATURE
                                                                          OF BENEFICIAL        PERCENT
                               BENEFICIAL OWNER                           OWNERSHIP (1)        OF CLASS
                               ----------------                           -------------        --------
Arthur J. Kania Trust, Allen Speiser and Stanley J. Kania Trustees....        503,916(3)          9.36%
Erwin T. Straw........................................................        266,112(2,4)        4.95%
Frederick G. Betz.....................................................         48,995(2,5)        0.91%*
William J. Cunningham.................................................        107,684(6)          2.00%
Joseph A. Fluehr, III.................................................         47,744(2,7)        0.89%*
Robert A. Fox.........................................................         20,000             0.37%*
Ernest Larenz.........................................................        139,023(2,8)        2.58%
James J. Lynch........................................................         81,086(2)          1.51%
Joseph G. Markmann....................................................         45,374(2,9)        0.84%*
Roy T. Peraino........................................................          5,000(10)         0.09%*
David H. Platt........................................................         18,768(2)          0.35%*
Arthur L. Powell......................................................         49,679(11)         0.92%*
William H. Bromley....................................................         80,111(2,12)       1.49%
Walter L. Tillman, Jr.................................................         29,225(2)          0.54%*
Frank H. Reeves.......................................................         16,933(13)         0.31%*
All directors and officers as a group consisting of 14 persons (14)...        955,182            17.75%

------------------
 * Less than 1%.

(1) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which the individual has the right to acquire under outstanding stock options within 60 days after March 31, 1997. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Based on 5,380,990 shares outstanding on February 28, 1997 except when the percentage reported relates to shares of Common Stock that a person has a right to acquire, in which case it is based on the number of shares of Common Stock that would be outstanding after the exercise of such right. The following persons own stock options, for the amount of shares indicated: Erwin T. Straw -- 50,374; Frederick G. Betz -- 19,552; William
    H. Bromley -- 33,000; Joseph A. Fluehr, III -- 7,368; Ernest Larenz -- 7,368; James J. Lynch -- 110,000; Joseph G. Markmann -- 7,368; and David H. Platt -- 12,327.

(3) Excludes shares owned directly by James D. Kania, a beneficiary of the trust and director of First Sterling Bank. Includes 466,500 shares owned by the Trust, 27,748 shares owned by trusts for Allen Speiser's benefit, and 9,668 shares owned by a trust of which Mr. Speiser is trustee for the benefit of third parties. Excluded 33,415 shares owned directly by Mr. Arthur J. Kania, grantor of and counsel to the Arthur J. Kania Trust.

 (4) 93,833 shares are held jointly by Mr. Straw and his wife. 47,834 shares are owned by Mr. Straw's wife. Also includes 20,368 shares of Common Stock held by Mr. Straw in the Company's 401(k) Plan.

 (5) 3,635 shares of Common Stock are held by Fred Betz & Sons Profit Sharing Trust of which Mr. Betz is the Trustee and 2,662 shares are held in an IRA account for Mr. Betz's wife.

 (6) Includes 7,684 shares owned by a pension plan for the benefit of Mr. Cunningham.

 (7) 24,930 shares are held jointly by Mr. Fluehr and his wife.

 (8) 17,820 shares are held jointly by Mr. Larenz and his wife and 3,807 shares are held in an IRA account of Mr. Larenz' wife.

 (9) 35,344 shares are held jointly by Mr. Markmann and his wife.

(10) 5,000 shares are held in an IRA account.

(11) Included 19,702 shares owned by LRP Associates a partnership of which Mr. Powell's adult children are limited partners and of which Mr. Powell and his wife are the general partners.

(12) Includes a total of 710 shares owned by an IRA account for the benefit of Lynne C. Bromley, the wife of William H. Bromley.

(13) Includes 11,100 shares in an IRA plan for the benefit of Mr. Reeves.

(14) This amount includes an aggregate of 197,157 shares of Common Stock issuable upon the exercise of options held by certain officers and directors of the Company.

                       ELECTION OF DIRECTORS (PROPOSAL I)

     The Bylaws of the Company currently provide that the Board of Directors shall consist of not less than seven (7) or more than fifteen (15). Currently, there are eleven members of the Board. In accordance with the Articles of Incorporation and the Bylaws, the Board of Directors is divided into three classes as nearly equal in number as possible. One class of directors is to be elected annually. The members of each class are to be elected for a term of three years and until their successors are elected and qualified.

     The class of directors serving until 1998 consists of Joseph A. Fluehr, III, Ernest Larenz, Joseph G. Markmann and Arthur Powell. The class of directors serving until 1999 consists of William J. Cunningham, Roy T. Peraino and Erwin
T. Straw. The class of directors with terms expiring at this year's Annual Meeting are Frederick G. Betz, Robert A. Fox, James J. Lynch and David H. Platt. The Board has nominated Messrs. Frederick G. Betz, Robert A. Fox, James J. Lynch and David H. Platt for re-election at the 1997 Annual Meeting, each for a three-year term ending at the 2000 Annual Meeting and until their successors are elected and qualified.

     Under Article III, Section 16 of the Company's Bylaws, a director may not serve beyond the annual meeting following the date on which such director attains the age of 70. The Board of Directors has amended this provision of the Bylaws to enable Messrs. Powell and Markmann to serve until the 1998 Annual Meeting of Shareholders. The Company has no reason to believe that any of the nominees will be unavailable for election; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxies intend (unless authority has been withheld) to vote for the election of the Company's nominees.

COMPENSATION OF DIRECTORS

     In 1996, the directors received no compensation for serving on the Board of Directors of the Company. Directors receive compensation for serving on the bank boards. For 1997, directors will receive $1,000 for each board meeting attended and $500 for each committee meeting attended. The Chairman of the committee will receive $750 for each meeting attended. Mr. Straw receives $50,000 annually for his services as Chairman of the Board.

     The following table sets forth certain information regarding (i) management's nominees for the Board of Directors of the Company all of whom are currently serving as directors of the Company and (ii) those other directors who will continue in office.

                                                                                             TERM OF
                                                      POSITION(S) HELD WITH                DIRECTOR OF     OFFICE AS
                                                    PRIME BANCORP, PRIME BANK             PRIME BANCORP    DIRECTOR
              NAME                  AGE              AND FIRST STERLING BANK                  SINCE        TO EXPIRE
              ----                  ---              -----------------------              -------------    ---------
Frederick G. Betz................   66    Director of Prime Bancorp and Prime Bank             1988           2000

Robert A. Fox....................   67    Director of Prime Bancorp                            1997           2000

James J. Lynch...................   47    President, Chief Executive Officer and               1996           2000
                                          Director of Prime Bancorp and Prime Bank,
                                          Chief Executive Officer and Director of First
                                          Sterling Bank

David H. Platt...................   48    Director of Prime Bancorp and Prime Bank             1988           2000

Joseph A. Fluehr, III............   51    Secretary of Prime Bancorp and Director of           1988           1998
                                          Prime Bancorp and Prime Bank

                                                                                           TERM OF
                                                      POSITION(S) HELD WITH               DIRECTOR OF      OFFICE AS
                                                    PRIME BANCORP, PRIME BANK             PRIME BANCORP    DIRECTOR
              NAME                  AGE              AND FIRST STERLING BANK                SINCE          TO EXPIRE
              ----                  ---              -----------------------              -------------    ---------
Ernest Larenz....................   65    Director of Prime Bancorp and Prime Bank             1988           1998

Joseph G. Markmann...............   71    Director of Prime Bancorp and Prime Bank             1988           1998

Arthur L. Powell.................   75    Director of Prime Bancorp and First Sterling         1997           1998
                                          Bank

William J. Cunningham............   53    Director of Prime Bancorp and First Sterling         1997           1999
                                          Bank

Roy T. Peraino...................   68    Director of Prime Bancorp                            1997           1999

Erwin T. Straw...................   68    Chairman of the Board of Prime Bancorp and           1988           1999
                                          Prime Bank

     The business experience during at least the last five years for each of the nominees and each of the directors continuing in office is as follows:

     Mr. Betz served as a director of Cheltenham Federal Savings & Loan Association ("Cheltenham") and subsequently the Company since 1988. Presently he is President of Fred Betz and Sons, Inc., a custom home building company located in Southampton, Pennsylvania.

     Mr. Cunningham has been a Director of First Sterling Bank since 1988. He was a co-founder and managing partner of the Miami Heat, a National Basketball Association (NBA) team from 1988 until the sale of his interest in 1995. From 1986 to 1988 Mr. Cunningham was a national analyst and sports commentator for CBS, Inc. He served as the Coach of the Philadelphia 76ers from 1977 through 1984, leading the team to an NBA championship in 1983. Throughout the period from 1965 through 1978 he played professionally for the Philadelphia 76ers, including for the 1967 NBA Championship team.

     Mr. Fluehr served as a director of North East Federal Savings & Loan Association ("North East") and subsequently the Company since 1983. He is a funeral director and the owner of the Joseph A. Fluehr, III Funeral Home in Richboro, Pennsylvania. He is also the Chairman of the Board of Trustees of St. Mary's Medical Center, a division of the Franciscan Health System, in Langhorne, PA and a Director of St. Joseph's Home for the Aged, Holland, PA.

     Mr. Fox is President of R.A.F. Industries, a private investment company which acquires and manages a diversified group of operating companies and venture capital investment. He is a former Chairman of the Board of Warner Company and Waste Resources Corporation. Mr. Fox serves as a Board Member of a number of area corporations including Safeguard Scientifics and Children's Concept, Inc. (Zany Brainy). He is a Trustee of the University of Pennsylvania and a member of the Board of Managers of the Wistar Institute.

     Mr. Larenz served as a director of North East and subsequently the Company since 1976. He is the President of Medicare Management Nursing Homes which is responsible for the operation of various nursing homes. He is also a builder/developer of residential and commercial properties.

     Mr. Lynch served as Executive Vice President of MidLantic Bank from 1994 to 1995. Prior thereto, Mr. Lynch has held various positions within Continental Bank culminating as President from 1992 to 1994. Prior thereto, Mr. Lynch was with First Pennsylvania Bank from 1968 to 1976.

     Mr. Markmann served as a director of Cheltenham and subsequently the Company since 1987. He is an Associate Professor of Accounting and, until June 1991, was Chairman of the Accounting Department at La Salle University in Philadelphia. He also maintains a practice as a Certified Public Accountant.

     Mr. Peraino is the former Chairman and Chief Executive Officer of Continental Bancorp and Continental Bank. He is also the former President of Midlantic Corporation. Mr. Peraino's successful career spanned more than 35 years in the Philadelphia Banking Community.

     Mr. Platt served as a director of North East and subsequently the Company since 1983. He is the President of Somerton Springs Golf Shoppes which has twenty-two golf shops and eight golf facilities throughout the Delaware Valley area. He is also President of the Newtown Swim Club Inc.

     Mr. Powell served as a director of First Sterling and the First Sterling Bank since 1988. Mr. Powell is an owner of Kravco Company (developer of commercial real estate in the Philadelphia area and one of the county's largest privately held shopping center management companies), and a partner in certain real estate partnerships managed by that firm. He joined that firm in 1956 and served in various capacities, including President and Chairman of the Board and continues as an active member of its Board of Directors. He is a founding member of the Wharton Real Estate Center of the Wharton School at the University of Pennsylvania.

     Mr. Straw served as President and Chief Executive Officer of Cheltenham and subsequently the Company since January, 1985 through January, 1996. Prior to joining Cheltenham, Mr. Straw was employed for 24 years with Cheltenham Bank, ultimately serving as a Vice President. Prior thereto, Mr. Straw spent six years with Household International as a manager in the consumer finance industry.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company held meetings during the year ended December 31, 1996. No director attended fewer than 75% of the total number of Board meetings held during the calendar year ended December 31, 1996. The Directors of Prime Bancorp were not paid a fee for attendance at board meetings. The Board of Directors has a number of standing committees including an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee, a Community Reinvestment Committee and a Credit Committee.

     The Executive Committee, except as limited by the Company's Bylaws, has the full authority of the Board of Directors when the Board of Directors is not in session. The members of the Executive Committee in 1996 were Messrs. Straw, Betz, Fluehr, Larenz and Markmann. The current members of the Executive Committee are Messrs. Straw, Betz, Fox, Larenz, Lynch and Peraino. The Executive Committee met once during the year ended December 31, 1996.

     The Audit Committee reviews the records and affairs of the Company to determine its financial condition and reviews with management and the independent auditors the systems of internal control. This Committee approves the scope of the audit procedures employed by the Company's independent auditors and meets with the auditors to discuss the results of their audit. The Audit Committee reports to the Board of Directors with respect to the foregoing matters and recommends annually the selection of independent auditors. The members of the Audit Committee during the fiscal year ended December 31, 1996, were Messrs. Markmann, Betz, Larenz and Sokol. The current members of the Audit Committee are Messrs., Markmann, Betz, Larenz, Peraino, Platt, Powell and Straw.

     The Compensation Committee administers the Bank's executive compensation programs including the granting of stock options and has responsibility for recommending to the Board of Directors of the Bank the compensation of all officers, including executive officers. The members of the Compensation Committee in 1996 were Messrs. Fluehr, Platt and Stahl and Mrs. Bernhard. The current members of the Compensation Committee are Messrs. Fluehr, Fox, Larenz and Straw.

     The Nominating Committee's duties include the review of prospective candidates to be nominated as Directors of the Company if replacements are required and for future Board expansion, the establishment of criteria to be used in consideration of possible nominees for directorship and the making of recommendations for management succession. The current members of the Nominating Committee are Messrs. Cunningham, Fluehr and Larenz. During the fiscal year ended December 31, 1996 the Nominating Committee met once.

     The Community Reinvestment Committee was established at the holding company level in 1997 to review and approve CRA policies and projects. The current members of the Community Reinvestment Committee are Messrs. Betz, Cunningham, Platt and Powell.

     The Credit Committee reviews approved credit relationships over $2.0 million and reviews classified loans over $250 thousand. The current members of the Credit Committee are Messrs. Peraino, Fox, Markmann, Platt and Straw.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following information is provided with respect to the executive officers of the Company who do not serve on the Board of Directors.

     Walter L. Tillman, Jr., age 46, has served as Executive Vice President and Chief Operating Officer of the Company and of Prime Bank since January 1, 1991. From March, 1990 until June 30, 1990, Mr. Tillman served as Vice President of the Company and Prime Bank. Prior to joining the Company, Mr. Tillman was employed by Independence Bancorp, Inc. where he was Vice President, Director, Asset/Liability Management of a $2.8 billion multi-bank holding company from 1987 to November 1989. He was initially hired by Independence Bancorp, Inc. in 1985 as a Vice President/Planning Manager. Prior to joining Independence Bancorp, Inc., Mr. Tillman was employed by Cheltenham Bank, a subsidiary of Independence Bancorp, Inc., as Senior Vice President -- Resource Management Division from 1984 to 1985. Prior thereto, from 1981 to 1984, he was Vice President -- Comptroller of Cheltenham Bank. He was initially hired by Cheltenham Bank in 1976 where he advanced during that period to Assistant Vice President/Assistant Treasurer.

     William H. Bromley, age 46, has served as President, Chief Executive Officer and a director of First Sterling and First Sterling Bank since 1988. Before joining First Sterling, Mr. Bromley was employed for seven years by Industrial Valley Bank and Trust Company ("IVB") from 1979 through 1986 as a commercial loan officer and as a Regional Vice President for Chester County, Lancaster County and central and western Delaware County. Prior to joining IVB, Mr. Bromley worked for three years (1976 to 1979) with Midlantic National Bank in Haddonfield, N.J. Mr. Bromley currently serves as a member of the Board of Directors of the Upper Main Line YMCA. He is Section Chairman of the Pennsylvania Bankers Association.

     Frank H. Reeves, 60, has been Senior Vice President and Chief Financial Officer of First Sterling Bank since 1988. Prior to that, Mr. Reeves had been a Senior Vice President of IVB.

                             EXECUTIVE COMPENSATION

REMUNERATION

     Because the business of the Company essentially consists of the business of the Prime Bank and First Sterling Bank no separate cash compensation was paid to executive officers of the Company, all of whom are executive officers of the banks and received compensation as such. The following table sets forth information as to all cash compensation paid for the year ended December 31, 1996 by the banks, to each executive officer whose cash compensation exceeded $100,000 during that period.

                         SUMMARY COMPENSATION TABLE (1)


                                                    ANNUAL COMPENSATION(2)    SECURITIES
                                                    ----------------------    UNDERLYING
                                                     SALARY       BONUS        OPTIONS/       ALL OTHER
        NAME AND PRINCIPAL POSITION        YEAR      AMOUNT       AMOUNT         SARS        COMPENSATION
        ---------------------------        ----     --------     ---------    ----------     ------------
Erwin T. Straw                             1994     $286,000     $104,000        22,875          5,268
   Chairman (4)                            1995      293,000       50,000        27,500          5,996
                                           1996      260,000           --            --          6,334


James J. Lynch                             1996      277,000           --       110,000            838
  President and CEO

William H. Bromley                         1994      168,000       24,000            --          4,890
  Executive Vice President (3)             1995      185,000       30,000            --          4,990
                                           1996      220,000       30,000        33,000          5,090

Walter L. Tillman, Jr.                     1994      110,000       20,000         9,966          4,872
   Executive Vice President                1995      130,000       10,000        11,000          5,600
                                           1996      150,000       15,000            --          6,334

------------------
(1) This table does not include columns for Other Annual compensation, Restricted Stock Awards, and Long-Term Incentive Plan Payouts. The Company had no amounts to report in the columns for Restricted Stock Awards and Long-Term Incentive Plan Payouts. The amount of Other Annual Compensation paid to the named executive officers was in each case for perquisites or other fringe benefits which are not reportable since they did not exceed the less of $50,000 or ten percent (10%) of salary and bonus as reported for each named executive officer. The Company furnishes Messrs. Lynch, Bromley and Tillman with automobiles and also pays certain club dues for the purpose of promoting the business of the Company.

(2) Includes contributions made for named executive officers under the company's 401(K) Plan and term life insurance premiums paid on behalf of each executive.

(3) Mr. Bromley's compensation was paid by First Sterling Bank which was acquired by the Company as of the close of business on 12/31/96.

(4) See Executive Benefit Plan on page 16 for Mr. Straw's retirement benefit plan.

     The following table sets forth the number of stock options granted during 1996 to the named executive officers.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                                                       INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                    --------------------------------------------------------    VALUE AT ASSUMED ANNUAL
                                     NUMBER OF       % OF TOTAL                                   RATES OF STOCK PRICE
                                     SECURITIES     OPTIONS/SARS                                      APPRECIATION
                                     UNDERLYING      GRANTED TO      EXCERISE                       FOR OPTION TERM
                                    OPTIONS/SARS    EMPLOYEES IN        OR        EXPIRATION    ------------------------
              NAME                    GRANTED       FISCAL YEAR     BASE PRICE       DATE           5%           10%
              ----                  ------------    ------------    ----------    ----------    ----------    ----------
James J. Lynch (2)...............      110,000         68.00%         $17.27      01/29/2006    $1,195,700    $3,028,300
William H. Bromley (3)...........       33,000         20.00%          20.50      04/01/2000       426,030     1,078,770

------------------
(1) The number of shares have been restated to reflect the 10% stock dividend payable on February 1, 1996 to shareholders of record on January 2, 1996.

(2) Pursuant to an Employment Agreement dated December 13, 1995, Mr. Lynch was awarded options to purchase 110,000 shares upon commencement of his employment with the Company on January 29, 1996. Options to acquire 55,000 shares were immediately vested, while the options for the remaining 55,000 shares vest equally, one-fifth per year over five years on the anniversary date of the commencement of his employment.

(3) Pursuant to an Employment Agreement dated June 12, 1996, Mr. Bromley was awarded options to purchase 33,000 shares on December 31, 1996. Options to acquire 16,500 shares were immediately vested, while the options for the remaining 8,250 shares vest equally, one-half per year over the next two years on the anniversary date of the commencement of his employment.

     The following table sets forth certain information regarding individual exercises of stock options during 1996 by the named executive officers.

                                                                                               VALUE OF UNEXERCISED
                                                                                                   IN-THE-MONEY
                                                            NUMBER OF UNEXERCISED             OPTIONS AT FISCAL YEAR
                          SHARES                       OPTIONS AT FISCAL YEAR END (1)                 END (2)
                         ACQUIRED       VALUE      ---------------------------------------    -----------------------
                        ON EXERCISE    REALIZED     TOTAL     EXERCISABLE    UNEXERCISABLE     TOTAL      EXERCISABLE
                        -----------    --------    -------    -----------    -------------    --------    -----------
Erwin T. Straw.......       None          $0        45,796       45,796            --         $201,193     $201,193
James J. Lynch.......       None           0       110,000       55,000          55,000        355,300      177,650
William H. Bromley...       None           0        93,000       76,500          16,500        910,200      910,200
Walter L. Tillman,
  Jr.................       None           0        20,966       20,966            --           85,155       85,155


                       UNEXERCISABLE
                       -------------
Erwin T. Straw.......      --
James J. Lynch.......     177,650
William H. Bromley...      --
Walter L. Tillman,
  Jr.................      --

------------------
(1) The number of shares have been restated to reflect the 10% stock dividend payable on February 1, 1996 to shareholders of record on January 2, 1996.

(2) These columns represent the difference on December 31, 1996 between the market price of the Company stock and the option exercise price.

EMPLOYMENT AGREEMENTS

     The Company and the Prime Bank have entered into employment agreements with James J. Lynch, William H. Bromley and Walter L. Tillman, Jr. Mr. Lynch's agreement is for a term of five years and provides for an automatic one-year extension on each anniversary from the date of commencement of the term unless notice to the contrary is given by Mr. Lynch or the Company to the other. The base salary payment under the agreement is $300,000. In addition, Mr. Lynch will be entitled to a bonus of not less than $100,000 per annum provided that the overall performance of the Company is reasonably consistent with that of previous years. Also, Mr. Lynch is entitled to participate in the Company's Incentive Stock Option Plan and was awarded options to purchase 110,000 shares upon commencement of his employment with the Company on January 29, 1996. Options to acquire 55,000 shares were immediately vested, while the options for the remaining 55,000 shares vest equally, one-fifth per year over five years on the anniversary date of the commencement of his employment. Mr. Bromley's agreement is for a term of three years commencing December 31, 1996 and provides for an automatic one-year extension on each anniversary date of the commencement of the term unless notice to the contrary is given by Mr. Bromley or the Company to the other. The base salary payment under the agreement is $200,000. In addition, Mr. Bromley will be entitled to a bonus of not less than $50,000 for 1997 provided that the overall performance of the Company is reasonably consistent with that of previous years. Also, Mr. Bromley is entitled to participate in the Company's Incentive Stock Option Plan and was granted 33,000 shares on December 31, 1996 one-half of which vest immediately and an additional 8,250 shares will vest each year on his anniversary date for the next two years. Mr. Tillman's agreement is for a term of two years and provides for an automatic one-year extension on each anniversary date of the agreement commencing on the first anniversary of the agreement unless notice to the contrary is given by Mr. Tillman or the Company to the other. The base salary payable under the agreement is $150,000. The Company currently renewed these agreements on similar terms. The employment agreements also provide, among other things, for participation in any bonuses which the Boards of Directors, in its discretion, may authorize from time to time, as well as participation in stock options and other benefits applicable to executive personnel.

     In connection with a termination of employment by the employees for "good reason," other than in connection with a change of control, such as for breach of contract or a purported termination not affected pursuant to a notice of termination, the agreements provide for severance payments. Mr. Lynch's agreement provides that such payments would be equal to the total annual compensation in effect as of the date of termination multiplied by the greater of the number of years (including partial years) remaining under the agreement or the number 2.99. The agreement for Mr. Bromley and Mr. Tillman provides that such payments would be equal to the employee's total annual compensation in effect as of the date of termination multiplied by the greater of the number of years (including partial years) remaining under the agreement or the number 2.

     If Mr. Lynch terminates his employment for "good reason" in connection with a change in control, he would receive severance payments equal to 2.99 times his average aggregate annual compensation. If Mr. Bromley or Mr. Tillman similarly terminates his employment for "good reason", he is entitled to severance payments equal to the product of the number 2.00 multiplied by his average aggregate annual compensation includable in his gross income for federal income tax purposes for the past three years. All such severance payments will be paid in a lump sum on or before the fifth day following the date of termination. However, if the severance payments would be deemed to constitute "parachute payments" under Section 280G of the Internal Revenue Code (the "Code") of 1986, as amended, the severance payments will be reduced to the extent necessary to ensure that no portion of the severance payments are subject to the excise tax imposed by Section 4999 of the Code.

     "Good reason," according to the agreements, also includes, subsequent to a change in control of Prime Bancorp and without the employee's express written consent, the assignment of the employee to duties inconsistent with those performed immediately prior to the change in control, a change in the employee's reporting responsibilities, title or office, any removal of the employee from, or any failure to re-elect the employee to, any such position, a reduction in annual salary, the failure of Prime Bancorp to continue for him any bonus, benefit or compensation plan or any action that would affect adversely participation in or materially reduce his benefits under any such plan. The agreements define "change in control" to include any of the following: (1) any change in control required to be reported pursuant to item 6(e) of Schedule 14A, promulgated under the Exchange Act; (2) the acquisition of beneficial ownership by any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) of 25% or more of the combined voting power of the Company's then outstanding securities; or (3) during any period of two consecutive years, there is a change in the majority of the Board of Directors for any reason, unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     Assuming that Messrs. Lynch, Bromley and Tillman continue to earn their 1996 base salaries, plus bonuses (except as to Mr. Lynch for whom a minimum bonus for 1996 based upon his employment agreement was assumed), their maximum severance payments, upon a termination for good reason in connection with a change in control, and without consideration of the excise tax imposed by
Section 4999 of the Code, would be, respectively, $1,196,000, $500,000 and $320,000.

EXECUTIVE BENEFIT PLAN

     Mr. Straw and the Company have agreed that, in lieu of Mr. Straw's interest in the 1988 Executive Benefit Plan, the Bank shall provide benefits to Mr. Straw pursuant to a new deferred compensation arrangement. Pursuant to the Prime Bank Executive Plan for Erwin T. Straw, the Bank will contribute an amount representing the present value of Mr. Straw's accrued benefit under the 1988 Executive Benefit Plan to a trust established for his benefit with an independent trustee. Pursuant to the terms of Mr. Straw's Plan, he, or his designated beneficiary in the event of his death, will receive distributions of the principal and income of the trust over a period of ten years, at which point the trust will be liquidated and the Bank's obligations to Mr. Straw under his Plan shall terminate. The principal and income of the trust will be used solely to pay benefits to Mr. Straw, except in the event of the Bank's insolvency, in which case the assets of the trust would revert to the Bank for the benefit of its creditors in accordance with the Internal Revenue Service rules governing such arrangements.

INDEBTEDNESS OF MANAGEMENT

     Loans to directors and executive officers are made only in conformance with, and subject to the limitations of, applicable banking regulations. Such loans are made in the ordinary course of business and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers. These loans do not involve more than normal collection risk, nor do they present any other features more favorable than loans made to unaffiliated third parties.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN GROUP DECISIONS

     The Compensation Committee of the Board of Directors is responsible to set the compensation for executive officers, other than the payment of director's fees to directors of the Company. Accordingly, this report was prepared by the Compensation Committee of the Company. The Board of Directors of the Company has also reviewed and approved this Report.

COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee administers the Company's executive compensation programs and has responsibility for recommending to the board of directors of the banks the compensation of all officers. The 1996 members of the Compensation Committee are Joseph A. Fluehr, III, who serves as Committee Chair, Dorothy M. Bernhard, David H. Platt and Robert G. Stahl.

     At the direction of the Board of Directors and pursuant to the charter of the Committee, the Committee endeavors to ensure that the compensation programs for executive officers are effective in attracting and retaining key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term interest of the Company and its shareholders. The Committee seeks to align total compensation for senior management with corporate performance. Committee actions related to the compensation of the chief executive officer of Prime Bank are submitted to the full board for ratification.

     The Committee believes that the Company's overall financial performance should be an important factor in the compensation of its executive officers. At the executive officer level, the Committee has a policy that a significant proportion of total compensation should consist of variable, performance-based components, such as stock options, bonuses, and profit sharing plans which can increase or decrease to reflect changes in corporate and individual performance. In addition, the availability of the Company's 401(k) Plan, pursuant to which employees including executive officers (other than Mr. Lynch in 1996), may purchase common stock was considered by the Committee in making its determination of the kind and amount of compensation to be paid to each executive officer. These incentive compensation programs are intended to reinforce management's commitment to enhancement of profitability and shareholder value.

     The Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. While the Committee considers such corporate performance measures as net income, earnings per common share, return on average common shareholders' equity and return on average total assets, the Committee does not apply any specific qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry and community development.

     The salary of Mr. Lynch, the CEO, is fixed largely by his Employment Agreement. However, in determining his bonus, the Committee considered the following criteria: the Company's financial performance, which continues to be superior to many comparable institutions, its capital position, which continues to be strong, and the acquisition of First Sterling, which positioned the Company for growth in a new market area. The Committee believes that the Company, under Mr. Lynch's leadership, has illustrated the vision to propel itself into the next century, while at all times taking into consideration the welfare of shareholders as well as the overall financial condition of the institution. Finally, in determining an appropriate bonus level, the Committee consulted several surveys of executive compensation in the banking industry as well as its obligations under Mr. Lynch's employment agreement.

     In accordance with the compensation philosophy and process described above, the Committee authorized a bonus of $100,000 to Mr. Lynch payable in 1997.

                                          Compensation Committee

                                          Joseph A. Fluehr, III
                                            Chairman
                                          Dorothy M. Bernhard
                                          David H. Platt
                                          Robert G. Stahl

PERFORMANCE GRAPH

     The graph below summarizes the cumulative return experienced by the Company's Shareholders for the period from December 31, 1991 through December 31, 1996, compared to the NASDAQ Stock Market Index and the NASDAQ Bank Stocks Index.

     The points on the graph represent the following numbers:

                        PRIME         NASDAQ          NASDAQ
            YEAR       BANCORP     STOCK MARKET     BANK STOCK
          ---------    -------     ------------     ----------
            1991         100            100             100
            1992         245            188             181
            1993         343            218             207
            1994         317            210             206
            1995         397            292             307
            1996         413            363             406

     The lines represent index levels derived from compounded daily returns that include reinvestment of all dividends.

     Returns on Prime Bancorp, Inc. common stock have been adjusted to account for the effect on stock price of the stock split in the form of a stock dividend distributed to shareholders on September 6, 1991 and the 10% stock dividends distributed to shareholders on May 1, 1993, November 1, 1994 and February 1, 1996.

              RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL 2)

     The Board of Directors has appointed KPMG Peat Marwick LLP to serve as Company's independent auditors for the current fiscal year, subject to ratification by the shareholders. The Company has been advised by KPMG Peat Marwick LLP that neither the firm nor any of its associates has any relationship with the Company or the Banks other than the usual relationship that exists between independent public accountants and clients.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. It is not anticipated that they will make a formal statement or other presentation, although they are free to do so should they desire.

     The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company present in person or by proxy and voting at the Annual Meeting or any adjournment or postponement thereof, will be required to ratify and approve the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the current year.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF PROPOSAL 2.

                           VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company present in person or by proxy and voting will be required for the election of directors at the 1997 Annual Meeting. Neither abstentions nor broker non-votes will be counted as voting in the election of directors, although such shares will be counted for purposes of determining if a quorum is present.

                                 ANNUAL REPORT

     A copy of Prime Bancorp's Annual Report to Shareholders for the year ended December 31, 1996 accompanies this Proxy Statement. Additional copies of Prime Bancorp's 1996 Annual Report to Shareholders may be obtained by written request to Joseph A. Fluehr, III, Corporate Secretary of Prime Bancorp, at Prime Bancorp's executive office.

     EACH PERSON SOLICITED HEREUNDER MAY OBTAIN A COPY OF PRIME BANCORP'S 1996 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO PRIME BANCORP'S CORPORATE SECRETARY, AT THE COMPANY'S CORPORATE OFFICES.

                                 OTHER MATTERS

     At the date of printing of this Proxy Statement, Prime Bancorp knows of no other business that will be presented for consideration at the meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which the Company does not know, a reasonable time before the proxy solicitation, are to be presented at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named herein is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended; and (v) matters incident to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their best judgment.

     The Company expects to hold its 1998 Annual Meeting on or before April 23, 1998. Shareholder proposals intended to be presented at the next Annual Meeting must be submitted by November 20, 1997 to receive consideration for inclusion in the Company's proxy materials relating to that meeting. Any such proposal will be subject to Rule 14a-8 of the rules and regulations of the Securities and Exchange Commission.

     In addition, the Company's Bylaws provide that any shareholders wishing to nominate a candidate for election to the Company's Board of Directors or to bring any other business before a meeting of shareholders must give notice of such nomination or item of business to the Company in writing received by the Company at its executive offices not less than 30 days nor more than 90 days prior to the meeting, together with certain information concerning the stockholder making such nomination or proposing such business and concerning the nominee or the business proposed to be conducted, as the case may be; provided, however, that if less than 40 days notice or prior public disclosure of the meeting is given or made to shareholders, such notice, to be timely, must be received no later than the 10th day following such notice or public disclosure.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JOSEPH A. FLUEHR, III
                                          ----------------------------------
                                          JOSEPH A. FLUEHR, III
                                          SECRETARY

                                                                 REVOCABLE PROXY

                              PRIME BANCORP, INC.

             1997 ANNUAL MEETING OF SHAREHOLDERS -- APRIL 23, 1997 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PRIME BANCORP, INC.

The undersigned hereby constitutes and appoints Ernest Larenz, Joseph G. Markmann and Arthur L. Powell and each of them, with or without the other, as attorneys-in-fact and proxies of the undersigned, to appear at the Annual Meeting of Shareholders of Prime Bancorp, Inc. (the "Company") to be held on the 23rd day of April, 1997, and at any postponement or adjournment thereof, and to vote all of the shares of the Company which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.

(1) Election of Director Nominees: Frederick G. Betz, Robert A. Fox, James J. Lynch and David H. Platt.

    FOR all nominees listed above              WITHHOLD AUTHORITY
    (except as marked to the contrary) / /     to vote for all nominees listed above / /

    INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                  WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:

--------------------------------------------------------------------------------
(2) The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the current fiscal year.

       / / FOR                  / / AGAINST                  / / ABSTAIN

(3) To transact such other business as may properly come before the meeting or any postponement or adjournment.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED, THE PROXY AGENTS IN THEIR RESPECTIVE POSITIONS INTEND TO VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED ABOVE, AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE PROXY STATEMENT.

Receipt of the Company's 1996 Annual Report and the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

                                             -----------------------------------
                                                          Signature

                                             -----------------------------------
                                                          Signature

                                             Please sign your name or names
                                             exactly as it appears hereon,
                                             indicating any official position
                                             representative capacity.

                                             Date: _______________________, 1997

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.